SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)         September 27, 2002

UNOCAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8483	95-3825062

(Commission File Number)	(I.R.S. Employer Identification No.)

2141 Rosecrans Avenue, Suite 4000, El Segundo, California	90245

(Address of Principal Executive Offices)	(Zip Code)

(310) 726-7600

(Registrant’s Telephone Number, Including Area Code)

Item 5.    Other Events.

Provision for Environmental Remediation

Unocal Corporation (the “Company”) anticipates that its third quarter 2002 reported net earnings will include a provision of approximately $35 million pretax ($22 million after tax), or 9 cents per share (diluted), for additional reserves for environmental remediation. Substantially all of the anticipated provision, which results from the Company’s regular quarterly review of remediation obligations, relates to closed Company facilities and sites previously sold with retained responsibilities. Most of the $35 million was included in the Company’s reported June 30, 2002 estimate of possible additional remediation costs.

This provision was not considered in the Company’s earlier estimate of third quarter 2002 reported net earnings in the upper end of the 45 to 55 cents per share (diluted) range, included in its Current Report on Form 8-K dated September 4, 2002. The Company now expects reported net earnings per share (diluted) to be in the upper end of a range of 35 to 45 cents for the third quarter 2002. The full-year expected range of reported net earnings remains unchanged at $1.60 to $1.80 per share (diluted).

Forward-looking statements and estimates regarding projected provisions for environmental reserves in this filing are based on assumptions about engineering, operational, regulatory, environmental, political and other considerations. Actual results could differ materially as a result of factors discussed in Unocal’s amended 2001 Annual Report on Form 10-K/A and subsequent reports.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNOCAL CORPORATION (Registrant)

Date: September 27, 2002	By:	/s/ JOE D. CECIL
Joe D. Cecil Vice President and Comptroller